PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 17, 2019—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2019.

Total revenue for the first quarter of fiscal 2020 decreased 11% to $6.29 million from $7.11 million in the prior-year quarter. The decrease was due to a 11% decrease in product sales and a 12% decrease in contract research and development revenue. Product sales decreased to $6.09 million from $6.87 million in the prior-year quarter. Net income for the first quarter of fiscal 2020 decreased 9% to $3.61 million, or $0.74 per diluted share, compared to $3.95 million, or $0.81 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 30, 2019 to shareholders of record as of July 29, 2019.

“We are pleased to report sequential revenue and net income growth, and we launched important new products the past quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, risks related to changes in tariffs and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and other reports filed with the SEC.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2019 AND 2018 (Unaudited)
	Quarter Ended June 30
	2019	2018
Revenue
Product sales	$6,085,364	$6,870,646
Contract research and development	209,332	237,260
Total revenue	6,294,696	7,107,906
Cost of sales	1,092,037	1,396,005
Gross profit	5,202,659	5,711,901
Expenses
Research and development	973,067	989,026
Selling, general, and administrative	330,009	328,761
Total expenses	1,303,076	1,317,787
Income from operations	3,899,583	4,394,114
Interest income	459,039	424,770
Income before taxes	4,358,622	4,818,884
Provision for income taxes	751,203	873,835
Net income	$3,607,419	$3,945,049
Net income per share – basic	$0.74	$0.81
Net income per share – diluted	$0.74	$0.81
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,846,010	4,842,010
Diluted	4,850,388	4,850,479

NVE CORPORATION BALANCE SHEETS JUNE 30 AND MARCH 31, 2019
	(Unaudited) June 30, 2019	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$13,039,292	$6,877,304
Marketable securities, short-term	2,999,689	12,487,821
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,746,683	2,995,638
Inventories	4,219,783	4,264,876
Prepaid expenses and other assets	646,917	816,045
Total current assets	23,652,364	27,441,684
Fixed assets
Machinery and equipment	9,381,906	9,365,806
Leasehold improvements	1,787,269	1,787,269
	11,169,175	11,153,075
Less accumulated depreciation and amortization	10,348,140	10,258,240
Net fixed assets	821,035	894,835
Deferred tax assets	194,735	353,735
Marketable securities, long-term	58,612,189	54,925,633
Right-of-use asset – operating lease	225,373	-
Total assets	$83,505,696	$83,615,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$237,718	$375,188
Accrued payroll and other	455,814	460,488
Income taxes payable	442,493	-
Operating lease	172,796	-
Total current liabilities	1,308,821	835,676

Operating lease	85,192	-
Total liabilities	1,394,013	835,676

Shareholders’ equity
Common stock	48,460	48,460
Additional paid-in capital	19,910,558	19,910,558
Accumulated other comprehensive income (loss)	487,338	(82,725)
Retained earnings	61,665,327	62,903,918
Total shareholders’ equity	82,111,683	82,780,211
Total liabilities and shareholders’ equity	$83,505,696	$83,615,887